Exhibit 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
DENTSPLY INTERNATIONAL INC.

The present name of the corporation is DENTSPLY International Inc. (the “Corporation”). The name under which the Corporation was originally incorporated is Gendex Corporation. The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was February 15, 1983. The Corporation’s Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and it amended and restated the provisions of the Certificate of Incorporation of the Corporation. The date of filing of the Corporation’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was July 11, 2013.

This Second Amended and Restated Certificate of Incorporation of the Corporation, which restates and integrates and also further amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

The Amended and Restated Certificate of Incorporation is hereby amended, integrated and restated to read in its entirety as follows:

1.	The name of the corporation is DENTSPLY SIRONA Inc.

2.
The address of its registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of the registered agent at such address is The Corporation Service Company.

3.
The nature and business or purposes to be conducted or promoted is: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the state of Delaware.

4A.
Number of Shares and Classes. The aggregate number of shares of stock which the Corporation shall have authority to issue is Four Hundred Million Two Hundred Fifty Thousand (400,250,000) shares, which shall be divided into two classes as follows:

(1)	Four Hundred Million (400,000,000) shares of Common Stock, par value One Cent ($.01) per share; and

(2)	Two Hundred Fifty Thousand (250,000) shares of Preferred Stock, par value One Dollar ($1.00) per share.

4B.
Preferred Stock. The Corporation’s board of directors is hereby expressly authorized to provide by resolution or resolutions from time to time for the issue of the Preferred Stock in one or more series, the shares of each of which series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualification, limitations or restrictions thereof, as shall be permitted under the General Corporation Law of the State of Delaware and as shall be stated in the resolution or resolutions providing for the issue of such stock adopted by the board of directors pursuant to the authority expressly vested in the board of directors hereby.

4C.	Common Stock.

(1)
Voting. Except as otherwise required by the General Corporation Law of the State of Delaware, this Second Amended and Restated Certificate of Incorporation or any series of Preferred Stock designated by the board of directors, all of the voting power of the Corporation shall be vested in the holders of the Common Stock and each holder of the Common Stock shall have one (1) vote for each share of such Common Stock held by him of record on all matters voted upon by the Stockholders.

(2)
Dividends. Subject to the terms of any series of Preferred Stock, the board of directors of the Corporation may declare a dividend on the Common Stock out of the remaining unreserved and unrestricted surplus of the Corporation, and the holders of the Common Stock shall share ratably in such dividend in proportion to the number of shares of such Common Stock held by each.

(3)
Liquidation. Except as otherwise required by any series of Preferred Stock designated by the board of directors, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution in full of the preferential amounts to be distributed to the holders of any series of Preferred Stock, the remaining assets of the Corporation shall be distributed ratably among the holders of the Common Stock in proportion to the number of shares of such Common Stock held by each.

5.
The business and affairs of the Corporation shall be managed by or under the direction of a board of directors consisting of such number of directors as is determined from time to time by resolution adopted by affirmative vote of a majority of the entire board of directors or such higher vote as may be required by the Corporation’s by-laws; provided, however, that in no event shall the number of directors be less than three (3) nor more than thirteen (13).  Any additional director elected to fill a vacancy resulting from an increase in the number of directors shall hold office until the next annual meeting of stockholders, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, incapacitation or removal from office. Except as otherwise required by law, any newly created directorship shall be filled only by the affirmative vote of a majority of the board of directors then in office or such higher vote as may be required by the Corporation’s by-laws, provided that a quorum is present, and any vacancy occurring in the board of directors shall be filled by a majority of the directors then in office or such higher vote as may be required by the Corporation’s by-laws, even if less than a quorum, or by a sole remaining director.

6.	The Corporation is to have perpetual existence.

7.
Notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation or the Corporation’s by-laws (and notwithstanding the fact that some lesser percentage may be specified by law, this Second Amended and Restated Certificate of Incorporation or the Corporation’s by-laws), the Corporation’s by-laws may be amended, altered or repealed, and new by-laws enacted, only by the affirmative vote of not less than two-thirds (2/3) in voting power of the outstanding shares of capital stock of the Corporation entitled to vote at a meeting of stockholders duly called for such purpose, or by a vote of not less than a majority of the entire board of directors then in office;  provided  that, during the period beginning at the Effective Time (as defined in the Agreement and Plan of Merger, dated as of September 15, 2015, among the Corporation, Sirona Dental Systems, Inc., and Dawkins Merger Sub Inc.) and ending on the third (3 rd ) anniversary of the Effective Time, the provisions of Article VII of the Corporation’s by-laws may be modified, amended or repealed by the board of directors, and any by-law provision or other resolution inconsistent with Article VII of the Corporation’s by-laws may be adopted by the board of directors, only by an affirmative vote of the greater of (i) at least seventy percent (70%) of the entire board of directors and (ii) eight (8) directors.

8.	Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

9.
A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. No repeal or modification of this Section 9 shall adversely affect any right of or protection afforded to a director prior to such repeal or modification.

10.	The stockholders of the Corporation shall have no authority to call a special meeting of the stockholders.

11.
No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of the stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Certificate of Incorporation on this 29 th day of February, 2016.

DENTSPLY International Inc.

By:	/s/ Christopher T. Clark
Name: Christopher T. Clark
Title: President and Chief Operating Officer, Technologies